Exhibit 99.1

For More Information, Contact:

Investor Relations

Varian, Inc.

650.213.8000, Ext. 3752

ir@varianinc.com

VARIAN, INC. TO BUILD NEW WORLD-CLASS INFORMATION RICH DETECTION CENTER IN WALNUT CREEK, CALIFORNIA

PALO ALTO, Calif. — Varian, Inc. (NasdaqGS: VARI) today announced plans to build a world-class Information Rich Detection (IRD) center to optimize the development and assembly of nuclear magnetic resonance (NMR) and mass spectrometry products in Walnut Creek, California.

Merging its NMR and mass spectrometry expertise into this single location capitalizes on the combined capabilities to develop innovative IRD solutions that are more powerful, complementary, and user-friendly. Underscoring Varian’s commitment to IRD and the benefits that a combined location and organization will provide, the Company will invest in a brand new 45,000 square foot facility in Walnut Creek and a substantial remodel of an existing building there. The new campus will house a demonstration lab where customers can experience first hand the performance of Varian’s entire suite of products in a single location. The new IRD Center is expected to open in late 2008.

“This project is part of our continuing initiative to be a leading supplier of Information Rich Detection products,” said Martin O’Donoghue, Senior Vice President, Scientific Instruments, Varian, Inc. “The new facility will enable us to develop and manufacture new generations of NMR and mass spec instruments more quickly and efficiently. Our investment in a world-class demonstration and application lab will also allow us to provide our North American customers with enhanced application expertise in both NMR and mass spec.”

In keeping with the Company’s efforts to increase the geographic efficiencies of its global operations, the facility will also house Varian’s North American administration center and Scientific Instruments management team. Varian’s corporate headquarters will remain in Palo Alto, California, along with a technology center focused on NMR research and software development.

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Varian, Inc. is a leading worldwide supplier of scientific instruments and vacuum technologies for life science and industrial applications. The company provides complete solutions, including instruments, vacuum components, laboratory consumable supplies, software, training and support through its global distribution and support systems. Varian, Inc. employs approximately 3,800 people and operates manufacturing facilities in 13 locations in North America, Europe and Asia Pacific. Varian, Inc. had fiscal year 2006 sales of $835 million, and its common stock is traded on the NASDAQ Global Select Market under the symbol, “VARI”. Further information is available on the company’s Web site: http://www.varianinc.com.